CONSTAR INTERNATIONAL INC.

One Crown Way

Philadelphia, PA 19154-4599

Meridian, Idaho 83642

Telephone: (215)552-3700

                August 24, 2005

VIA EDGAR

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Constar International Inc.

Registration Statement on Form S-4

Registration No. 333-124731

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, the undersigned Registrant hereby requests that the effectiveness of the above-captioned Registration Statement be accelerated so that it will become effective as of 1 P.M. on August 25, 2005, or as soon thereafter as practicable.

Very truly yours,

CONSTAR INTERNATIONAL INC.

/s/ William S. Rymer
William S. Rymer Executive Vice President and Chief Financial Officer

CONSTAR INTERNATIONAL INC.

One Crown Way

Philadelphia, PA 19154-4599

Meridian, Idaho 83642

Telephone: (215)552-3700

                August 24, 2005

VIA EDGAR

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Constar International Inc.

Registration Statement on Form S-4

Registration No. 333-124731

Ladies and Gentlemen:

In connection with the filing of Amendment No. 3 to its Registration Statement on Form S-4 (Registration No. 333-124731) filed on August 12, 2004 (“Amendment No. 3”) and its request for acceleration of the effective date thereof, Constar International Inc. (“the Company”) hereby acknowledges that

•	should the Commission or the staff, acting pursuant to delegated authority, declare Amendment No. 3 effective, it does not foreclose the Commission from taking any action with respect to Amendment No. 3;

•	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring Amendment No. 3 effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosures contained in Amendment No. 3; and

•	the Company may not assert the declaration by the Commission or the staff of Amendment No. 3 as effective as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

CONSTAR INTERNATIONAL INC.

/s/ William S. Rymer
William S. Rymer Executive Vice President and Chief Financial Officer